Exhibit 4.12

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of February 14, 2022, among Cable One, Inc., a Delaware corporation (the “Issuer”), Hargray of Tallahassee LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 5, 2021, providing for the issuance of an unlimited aggregate principal amount of 1.125% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, Section 4.05 of the Indenture provides that under certain circumstances Subsidiaries of the Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which each such Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized and is hereby requested to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

(1)         Capitalized Terms. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Indenture.

(2)         Guarantee. The Guaranteeing Subsidiary by executing this Supplemental Indenture hereby becomes a Guarantor under the Indenture for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture, including but not limited to the obligations and agreements in Article XIII thereof.

(3)         Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(4)         Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, electronic or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by Electronic Means.

(5)         Effect of Headings. The Section headings herein are for convenience of reference only, and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions.

(6)         The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and the Guaranteeing Subsidiaries and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

(7)         Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(8)         Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and the Trustee and each Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and entitled to the benefits hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

HARGRAY OF TALLAHASSEE LLC

By:         /s/ Steven Cochran .
Name:      Steven Cochran
Title:        Vice President

CABLE ONE, INC.

By         /s/ Steven Cochran

Name:    Steven Cochran

Title:      Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By         /s/ Francine Kincaid

Name:     Francine Kincaid

Title:       Vice President